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                   Computation of Earnings per Common Share

                                                         Six Months Ended,
                           Years Ended December 31,           June 30,
                           ------------------------          ---------
                        1991    1992    1993    1994    1995    1995    1996
                        ----    ----    ----    ----    ----    ----    ----

Proforma net income    $5,486  $3,389   $312   $3,696  $4,887  $2,601  $2,818

Proforma weighted
average common shares
outstanding             5,602   5,602  5,602    5,688   5,714   5,714   5,785

Proforma net income
per common share        $0.98   $0.60  $0.06    $0.65   $0.86   $0.46   $0.49














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